Exhibit 10.5

This Agreement (“Agreement”), effective as of the date executed by the last to sign of the parties (“Effective Date”), between SunRocket, Inc. (“Service Provider” hereinafter referred to as “SP”), a Delaware corporation, located at 8615 Westwood Center Drive, Vienna, Virginia 22182, and American Telecom Services, Inc., a Delaware corporation (“ATS”) located at 2466 Peck Road, City of Industry, CA 90601 memorializes the obligations of the parties in connection with VoIP hardware (“Telephones” and/or “Telephone”) provided by ATS, associated with the ATS System (“ATS System”) as described in Appendix A and future versions of the Telephone to be continuously reviewed and approved by the Parties from time to time. Such approval may not be unreasonably withheld or delayed. SP provides Internet Phone services to consumers, including communications and customer services (“Services”) to support customer accounts (“Account” or “Accounts”). The Telephones shall be preconfigured to support an SP Service Account. The Telephones shall be distributed to retail outlets and subsequent resale to consumers (“End Users”) throughout the United States.

1.	ATS Obligations.

a.	Upon execution of this Agreement, ATS will use commercially reasonable efforts to configure its Telephones to work with the SP Services. ATS will use commercially reasonable efforts to provide engineering and technical configuration support to SP as necessary to ensure its Telephones can support SP service features and quality standards. ATS will also ensure that the appropriate SP mark or marks (as determined by SP) are placed on each of the Telephones and any supporting equipment when inventory considerations and design specifications permit, at ATS’s sole discretion.

b.	ATS further agrees to design the packaging and packaging inserts for the Telephones. ATS will ensure that the appropriate SP mark or marks (as determined by SP) will be placed on all packaging and packaging inserts. SunRocket, with ATS cooperation and guidance, will provide all information and design for service offering inserts and information pertaining to the service offering for the packaging. ATS acknowledges that any retail packaging or materials shall include any information necessary to comply with FCC and FTC regulations as mutually agreed upon by the parties and provided for by SP.

c.	ATS will provide SP with all documentation and training materials associated with its Telephones so that SP can provide first level customer support. ATS further agrees to provide second level support and troubleshooting assistance for SP technical support. The account servicing obligations of each party, including the hours during which each party must provide such support, are described in Appendix E.

d.	ATS shall specify, via email from time to time, to SP (the “Account Order”) the aggregate number of initial “Activation Codes” to be provisioned by SP to be included on the packaging inserts. The Activation Codes will be the unique identifier entered into the SP database prior to activation and will be used by ATS to associate the hardware unique identifier and the retailer as well as the rate plans to be made available to ATS End Users by SP as set forth in Appendix B. Once the request is made, SP will make commercially reasonable efforts to provide the Activation Codes within ten (10) business days following the request. ATS will match the Activation Codes with a unique identifier to be designated to each individual Telephone “MAC Address” that will be returned to SP in a mutually agreed-upon file format. SP will make commercially reasonable efforts to match and activate each Activation Code to the corresponding MAC Address within twenty-one (21) business days of the receipt of the MAC addresses.

e.	ATS will use commercially reasonable efforts to resolve all End User disputes regarding Telephones within a commercially reasonable amount of time.

2.	SP Obligations.

a.	During the term and subject to the terms and conditions contained herein, SP agrees to provide Telephone users with Services.

b.	SP will use commercially reasonable efforts to resolve all End User disputes regarding Services within a commercially reasonable amount of time.

c.	Subject to FCC and FTC requirements, SP agrees to provide ATS with End User information as described in Appendix D, section 3.

d.	SP at its sole discretion may offer non-ATS hardware to End Users provided that (i) ATS does not make similar functioning hardware available to SP within [Subject to a request for confidential treatment; Separately filed with the Commission] of availability date of the similar functioning non-ATS hardware, or (ii) it is not within [Subject to a request for confidential treatment; Separately filed with the Commission] of the Account activation and ATS has not provided such hardware to SP as prescribed in section (d) (i). SP agrees to notify ATS in writing and in a timely manner if SP is pursuing or considering to pursue new End User hardware which may be made available to End Users to support current or future Services.

e.	SP may offer additional telecom services or Services to ATS generated End Users provided that the applicable Commission as set forth in Section

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9 below shall apply to any revenues associated with such a sale, during the period in which such a Commission would apply pursuant to the terms herein, in the event that it markets additional telecom services or Services to such End Users without the expressed written consent of ATS. Services may include, but will not be limited to those set forth in Appendix F, but SP shall make commercially reasonable efforts to make those services available to ATS at the same time to market to new End Users through its approved channels.

3.	Reports. SP shall provide to ATS the reports described in Appendix D, section 3 at the frequencies provided therein. In addition, from time to time, ATS may identify additional reports to be generated by SP and delivered to ATS on an ad hoc or periodic basis.

4.	Deactivation. SP reserves the right to terminate Services to any Account if it determines, in its sole discretion, that End-Users of such Accounts are actually or allegedly engaged in activities that are illegal, fraudulent or wrongful or which may be harmful to SP in any way. ATS shall receive a monthly report of all such deactivated Accounts and SP shall make commercially reasonable efforts to provide reasons for such deactivations. SP may also terminate End Users for non-payment or if they are violating the terms of SP’s “Terms of Service” as set forth on the SunRocket.com website and as may change from time to time as set forth in Appendix I herein.

5.	Marketing and Distribution. ATS will use its commercially reasonable efforts to promote, market and distribute the Services in conjunction with the ATS System under this Agreement. ATS shall have discretion to decide the methods and channels used to market, promote and distribute the Services through those retailers set forth in Appendix G although ATS may distribute the Services in conjunction with ATS Telephones through retailers not set forth in Appendix G, subject to SP written approval that may not be unreasonably withheld or delayed. Nothing herein shall limit ATS’ right to promote, market and distribute other Telephones that are not bundled with the Services provided by SP, nor SP’s right to promote and distribute other hardware or Services not bundled with the ATS System, subject to any exclusivity provisions contained in Section 12 below except as provided in Section 2(d). ATS shall be solely responsible for the development of all promotional and marketing materials, inserts and advertising materials (“Materials”) except as set forth in section 1 (b) above. Without limiting the foregoing, ATS may not produce or utilize any marketing materials, promotional initiatives or advertisements for the Service unless approved by SP in writing in advance, and such approval or rejection must take place in a timely manner and approval may not be unreasonably withheld or delayed. Should SP require certain disclosures required by Regulatory Authorities to be included with the Telephones in the packaging, SP agrees to provide ATS with such information in a timeframe sufficient to permit ATS to include the disclosures with the Telephones.

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6.	PAYMENT METHODS FOR SUBSCRIBERS. SP agrees to accept payment via credit card and debit card. More payment methodologies such as ACH and Pay Pal may be added in the future, but may require an additional fee, paid by the End User, for the use of Services.

7.	MARKETING CO-OP PAYMENTS. SP agrees to pay [Subject to a request for confidential treatment; Separately filed with the Commission] for each activated Account to ATS as a “Marketing Co-op Payment.” Such payments will be allocated by ATS for the promotion and marketing of Services at ATS’ sole discretion. On a regular and timely basis, ATS will provide SP in advance with a summary plan for spending allocations and purposes, plus regular performance reports when specified. SP shall have the right to approve or reject all marketing or promotional materials that include the SP Marks as defined in Section 18 below, such approval must be made within 48 hours of acknowledged receipt of the materials and may not be unreasonably delayed or withheld. At ATS’ sole discretion, ATS may allocate up to [Subject to a request for confidential treatment; Separately filed with the Commission] of the Agent Fees as set forth in section 10 below as an additional Marketing Co-op Payment. ATS and SP agree to establish a joint interest bearing operating bank account where these funds will be maintained, from which ATS may disburse funds and SP may audit such disbursements.

8.	KEY CITY FUNDS. ATS may designate up to [Subject to a request for confidential treatment; Separately filed with the Commission] retailers (“Strategic Accounts”) from Appendix G, for which “Key City Funds” and special Agent Fees (as defined in Section 10 and Appendix B) would apply. Upon acceptable notification of the shipment of Telephones and related equipment to and their arrival at a Strategic Account, SP and ATS agree to each commit two-hundred and fifty thousand dollars ($250,000) to service the initial Strategic Accounts as “Key City Funds” to be allocated by ATS, at its sole discretion, for marketing purposes designated for Strategic Accounts. For each of the Strategic Accounts, the Parties agree to each allocate an additional two-hundred and fifty thousand dollars ($250,000) (“Additional Key City Funds”) within thirty (30) days following the activation of the [Subject to a request for confidential treatment; Separately filed with the Commission] Account sold through that Strategic Account. Key City Funds will be contributed into the joint bank account referenced in Section 7, from which ATS may disburse funds and SP may audit such disbursements.

9.	SERVICE COMMISSIONS. SP shall be responsible for maintaining all billing, collection and transaction records with respect to the End User’s use of the Service. For the first $30 in monthly Net Revenue per End User, SP agrees to pay ATS twenty-five percent (25%) of the Net Revenues for any Account activated in the first year following the Effective Date and twenty-two percent (22%) for all Accounts created thereafter (“Commission”). For monthly Net Revenue per End

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User exceeding $30, SP agrees to pay ATS fifteen percent (15%) of the Net Revenue in excess of $30. The term “Net Revenues” means gross revenues less any service credits and taxes and regulatory mandated fees incurred by SP. All payments to ATS shall be made via wire transfer on the 25th day of each month for the prior month’s activity, provided that no such payment shall be made for a sum less than $10,000, in which case the amount shall be accrued in an account earmarked for ATS and paid with the next payment due to ATS. Each payment shall be accompanied by a detailed report that includes a month-to-date activity summary for the covered period, listed by Account as formatted in Appendix D.

10.	AGENT FEES. SP agrees to pay ATS an Agent Fee (“Agent Fee”) for each activated Account according to the table as set forth in Appendix B. All payments to ATS shall be made to ATS via wire transfer on the 25th day of each month for the prior month’s activity, provided that no such payment shall be made for a sum less than $10,000, in which case the amount shall be accrued in an account earmarked for ATS and paid with the next payment due to ATS. ATS agrees that the Agent Fee will be refunded for End Users who cancel their Service within thirty-one (31) days following activation. Any such returned Agent Fee will be offset from payments due in the next payment period. Each payment shall be accompanied by a detailed report that includes a month-to-date activity summary for the covered period, listed by Account.

11.	RATES AND SERVICE PLANS. SP agrees to make at least [Subject to a request for confidential treatment; Separately filed with the Commission] Service plans available to End Users as set forth in Appendix C. The parties may agree to offer End Users additional Service plans from time to time and will reach an agreed upon Agent Fee prior to the introduction of that plan that provides ATS with an Agent Fee, Marketing Coop Payment, Commission and Rebate that is no less than that which is set forth for the lowest Service plan herein.

12.	EXCLUSIVITY.

a.	SP acknowledges that the Limited Edition service plan as set forth in Appendix C, or any other similar sub-$10 plan, will be made available exclusively with the ATS Telephone from the Effective Date until the end of 2005. However, should SP determine to continue to offer the Limited Edition plan or any similar sub-$10 plan, whether directly or indirectly, ATS will have the right to promote the same plan for the period in which SP offers it, subject to the Term of this Agreement and any other limitations herein. If a total of 10,000 or more Accounts are activated between the Effective Date and December 31, 2005 because of ATS efforts pursuant to this Agreement, ATS will be granted the exclusive right to market such sub-$10 plan through the retailers listed in Appendix G through June 30, 2006. If a total of 100,000 or more accounts are activated between the Effective Date and June 30, 2006 because of ATS efforts pursuant to this Agreement, ATS will be granted the exclusive right

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to market such sub-$10 plan through the retailers listed in Appendix G through December 31, 2006. Should SP’s costs shift upward at a rate that is greater than fifteen percent (15%) that they can document for ATS, the parties will work together to modify the sub-$10 plan to create an alternate promotional service plan. Provided that ATS is still entitled to exclusivity on the sub-$10 plan, such exclusivity would be applied to the alternate service plan.

b.	ATS will be granted the exclusive right to market those rate plans specified in Appendix C to those retail chains specified in Appendix G for a period beginning on the Effective Date and lasting six months. If an average of at least one half of one Account is being activated per week per store in a particular retail chain during months five and six of this period, ATS will be granted an extension of this exclusivity period for that particular chain for an additional six months. After the second six month period, ATS will be granted an extension of exclusivity in the account that performs with a 25% increase in the number of Accounts from the prior six month period. The volume for calculating the six month period will be calculated by taking fifty percent (50%) of the Account activations during the prior twelve month period.

13.	REBATES. SunRocket agrees to pay ATS [Subject to a request for confidential treatment; Separately filed with the Commission] of the redemption value of any rebates offered on phone master base station units and/or combination package containing the master base station unit and any number of expansion units up to a maximum advertised rebate of [Subject to a request for confidential treatment; Separately filed with the Commission]. SunRocket agrees to pay ATS [Subject to a request for confidential treatment; Separately filed with the Commission] of the redemption value of any rebates offered on phone expansion units up to a maximum advertised rebate of [Subject to a request for confidential treatment; Separately filed with the Commission] (“Rebate”). ATS will invoice SP for the Rebate deposit prior to SP making any Rebate redemption payments. All payments to ATS shall be made to ATS via wire transfer on a bi-weekly basis, based on documented redemption.

14.	RECORDS. Each party hereto shall maintain reasonably complete, clear and accurate records of all information required to determine the amounts of any payments or transactions under the Agreement. Each party hereto, upon giving thirty (30) days prior written notice to the other party hereto, and no more than once during any twelve (12) month period, may conduct, at reasonable times during regular business hours and subject to the Confidentiality Obligations of Section 21, an inspection and audit of the portions of such books and records of the other party as is necessary to verify that such payments, including the amounts thereof, have been made in accordance with the terms hereof.

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15.	TERM. This Agreement shall continue from the date this Agreement was entered into until the third anniversary of the date on which the first Account is activated (“Initial Term”). If at least [Subject to a request for confidential treatment; Separately filed with the Commission] Accounts have been activated between the Effective Date and the last day of the Initial Term because of ATS efforts pursuant to this Agreement, ATS shall have the option to extend the Initial Term for one year, subject to written notice to SP. Should ATS exercise this option, section 16 (b) (relating to certain SP payments prior to the expiration of the Term of this Agreement) shall be considered null and void, and SP shall not be required to make any payments to ATS pursuant thereto. SP will make commercially reasonable efforts to provide Services to support a pilot program supporting not more than five thousand (5,000) End Users by August 15, 2005 and a full commercial launch by September 30, 2005.

16.	TERMINATION.

a.	This Agreement may be terminated prior to its expiration upon the occurrence of any of the following: (a) by the non-breaching party, if the other party materially breaches this Agreement which breach is not cured within thirty (30) days of written notice thereof to the breaching party; (b) by SP or ATS, upon a determination by any governmental authority with jurisdiction over the parties that the provision of the Telephones and/or Services under this Agreement in the jurisdictions in which the Telephones are being distributed is contrary to existing laws, rules or regulations; the party electing to terminate shall provide written notice to the other party setting forth in reasonable detail the factual basis for such termination and the parties agree in good faith to attempt to create a solution or workaround, or modify the Services to eliminate the requirement creating the basis for such termination in a manner mutually agreeable for a period of no less than ten (10) business days after the receipt of such notice and if such agreement is reached or the factual basis for such termination is otherwise resolved, then the Agreement shall not be terminated. Upon termination of this Agreement for any reason, ATS shall immediately cease production of the Telephones with Service provided by SP. Should ATS decide, in its sole discretion, to have SP continue to activate Accounts in Inventory, ATS shall provide SP with a final accounting setting forth the number of units in retail inventory (“Inventory Units”). SP will continue to support such promotional minutes on Inventory Units until all units are sold, ATS and SP further agree to use commercially reasonable efforts to migrate service on Telephones to another service provider including the transfer of all relevant and needed user records and any phone numbers used to fulfill any obligations under this Agreement. Should ATS decide, in its sole discretion, to have SP discontinue activation of Accounts in Inventory, then ATS shall immediately recall all Inventory Units as of the date of said election and shall agree to indemnify and hold SP harmless as set forth in Section 20 below.

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b.	SP agrees to pay ATS a fee equal to [Subject to a request for confidential treatment; Separately filed with the Commission] of Service revenues for the preceding two (2) months prior to the date of the Termination or expiry of the Term of this Agreement. For those End Users who activated their Services in the preceding twelve (12) months prior to the date of the Termination or expiry of the Term of this Agreement, SP agrees to pay ATS an additional [Subject to a request for confidential treatment; Separately filed with the Commission] of Service revenues for the preceding two (2) months, unless ATS materially breaches this Agreement.

17.	OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS. SP shall be the sole and exclusive owner of all right, title and interest in and to all patents, copyrights, trademarks, trade secrets or other proprietary rights (“Intellectual Property Rights”) its owns. ATS acknowledges that the SP System constitutes valuable trade secrets of SP and constitutes Confidential Information under this Agreement. ATS shall be the sole and exclusive owner of all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the ATS System. SP acknowledges that the ATS System constitutes valuable trade secrets of ATS and Confidential Information under this Agreement. Nothing in this Agreement shall be deemed to grant to one party, by implication, estoppel or otherwise, license rights, ownership rights or any other Intellectual Property Rights in any materials owned by the other Party or any affiliate of the other Party. Neither Party shall attempt to register the Intellectual Property Rights of the other Party, or cause any claim, lien or encumbrance to attach to any Intellectual Property Rights of the other Party nor decompile or reverse engineer any proprietary of the other Party. To the extent that ATS acquires any patent or other Intellectual Property Rights, ATS shall grant to SP a royalty-free, nonexclusive, nontransferable right and license under any such patent or resulting patent for the term of the Agreement.

18.

INSURANCE. Each Party shall obtain and maintain, at its own cost, the insurance coverages that are described in Appendix H as being its respective responsibility. These insurance coverages do not create or imply any limitation of liability. The Party which is responsible for obtaining and maintaining certain insurance coverages shall provide the other Party with certificates of such insurance coverages promptly following the date that this Agreement has been executed by both Parties. Each insurance certificate shall provide that the insurance policy shall not be subject to termination without at least thirty (30) days prior written notice to the certificate holder. A Party responsible for obtaining and maintaining property insurance coverage shall use all commercially

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reasonable efforts to ensure that the policy contains a provision or endorsement which waives the insurance company’s right of subrogation against the other Party and its employees, agents, directors and officers in the event of any loss or damage from events within the coverage of the insurance policy.

19.	USE OF MARKS. Any and all trademarks and trade names that SP uses are and shall remain the exclusive property of SP. ATS has no rights therein and shall not reproduce or use any corporate names, trademarks, service marks, trade names or logos of SP (collectively “Marks”) without SP’s express prior written consent. SP hereby grants ATS a limited, royalty-free license to use SP’s name and logo for the purpose of marketing the Products and Services during the Term of this Agreement, on all inserts, advertising, packaging, product and point of purchase, subject to the requirement of SP’s prior written approval as specified above.

20.	REPRESENTATIONS & WARRANTIES. Each party represents and warrants that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) it has all necessary power and authority to enter into this Agreement and to perform all its obligations hereunder; (c) neither the execution, delivery, or performance of this Agreement will (i) result in the breach of, or constitute a default under, the terms of any material contract to which it is a party or by which it is bound; (ii) violate its charter or by-laws; or (iii) require the consent or approval of any third party; and (d) it will perform its obligations hereunder in compliance with all applicable laws, rules and regulations. ATS further represents and warrants that the Telephones do not infringe any Intellectual Property Rights of any third party. EXCEPT FOR WARRANTIES EXPRESSLY MADE IN THIS AGREEMENT, EACH OF SP AND ATS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO ATS OR SP (AS APPLICABLE), OR TO ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR OTHERWISE (IRRESPECTIVE OF ANY PREVIOUS COURSE OF DEALINGS BETWEEN THE PARTIES OR CUSTOM OR USAGE OF TRADE), OR RESULTS TO BE DERIVED FROM THE USE OF ANY SOFTWARE, SERVICES, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT.

21.	INDEMNIFICATION. Each of ATS and SP shall defend, indemnify and hold the other and its affiliates harmless from any claims, demands, liabilities, losses, damages, judgments or expenses related thereto arising out of (i) its breach of the terms of this Agreement, (ii) its marketing or facilitation of the Services or provision of the Telephones or the ATS System, including, without limitation, claims of fraud, misrepresentation or theft arising there from, (iii) any misconduct

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on its part, (iv) its misuse or unauthorized use of the Marks, (v) any claim by a third party that the Services (in which case SP indemnifies), Telephones (in which case ATS indemnifies), or ATS System (in which case ATS indemnifies), or any portion or combination thereof contemplated under this Agreement, infringes any patent, copyright, trademark, trade secret, or other proprietary right of a third party, and (vi) its violation of FCC, trademark, telemarketing or privacy laws. In the event each acts in good faith in the other’s best interest to fulfill the terms of this Agreement in compliance with a request by the other or to protect the other from any loss due to fraudulent use, theft of services or harm to the other’s reputation, each party shall indemnify and hold the other harmless from any claims, demands, liabilities, losses, damages, judgments or expenses related thereto.

22.	MANNER OF CONDUCTING BUSINESS. ATS and SP agree that, at all times during the term of this Agreement, each party shall: conduct its business in a manner that reflects favorably on the Services and the ATS System; make no false or misleading representation with regard to each other or the Services or ATS System; and conduct its business and the performance of its obligations under this Agreement in compliance with all applicable laws and regulations including all laws relating to tax, currency exchange, export, and commercial corrupt practices.

23.	CONFIDENTIALITY. “Confidential Information” means and all information which is of a confidential, proprietary, or trade secret nature, whether or not marked as confidential, that is furnished or disclosed by either party (“Disclosing Party”) to the other Party (“Receiving Party”) under this Agreement, including the specific business terms of the Agreement, business plans, technical data, performance data, programs, contracts, client lists, financial information, sales and marketing plans, business information, and any other information that is marked as “Confidential,” “Proprietary,” “Trade Secret,” or in some other manner to indicate its confidential, proprietary, or trade secret nature. Each of ATS and SP shall hold such Confidential Information in strict confidence and shall not reveal the same for a period of five (5) years after the termination of this Agreement, except for any information which is: generally available to or known to the public without violation of this Agreement; known to such party prior to the negotiations leading to this Agreement; or independently developed by such party outside the scope of this Agreement. Neither party shall be in breach of its confidentiality obligations hereunder if the Confidential Information is disclosed pursuant to a subpoena, judicial or governmental order or requirement (including the applicable disclosure requirements of the Federal securities laws and the rules and regulations of the Securities and Exchange Commission promulgated thereunder in the event that SP or ATS, as applicable, shall file a registration statement to initiate a public offering of its securities during the term of this Agreement), provided that the disclosing party only makes such disclosure to the extent required and, prior to making such disclosure, takes all reasonable steps to

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provide prompt and sufficient notice to the other party so that the other party may contest and/or limit such requirement, subpoena or order. Each of ATS and SP shall safeguard the Confidential Information of the disclosing party to the same extent that it safeguards its own confidential materials or data relating to its own business, and in any event with no less than a reasonable standard of care. Except as provided above, neither ATS nor SP shall reveal any such Confidential Information without the disclosing party’s express prior written consent. The parties agree that an impending or existing violation of these confidentiality provisions would cause to the disclosing party irreparable injury for which it would have no adequate remedy at law and the disclosing party may be entitled to obtain immediate injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it.

24.	LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY IN ANY RESPECT FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, RELIANCE OR PUNITIVE DAMAGES, WHETHER IN TORT, CONTRACT OR PRODUCT LIABILITY, NOR SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROFITS, REVENUE, DATA, GOODWILL, BUSINESS OPPORTUNITIES OR ANY OTHER COMMERCIAL DAMAGE OF ANY KIND OR NATURE WHATSOEVER. EXCEPT WITH REGARD TO ANY LIABILITY THAT RESULTS FROM INTENTIONAL MISCONDUCT BY A PARTY, INTELLECUTAL PROPERTY INDEMNIFICATION OBLIGATIONS, OR BREACH OF CONFIDENTIALITY OBLIGATIONS, IN NO EVENT SHALL THE LIABILITY OF EITHER PARTY WITH RESPECT TO ANY TELEPHONES OR SERVICES PROVIDED HEREUNDER EXCEED THE AGGREGATE AMOUNT PAYABLE UNDER THE TERMS OF THIS AGREEMENT RELATING TO THE SPECIFIC ACCOUNTS GIVING RISE TO ANY CLAIM, WHETHER IN CONTRACT, TORT OR OTHER LEGAL THEORY. IN THE EVENT THAT EITHER PARTY PROVES THAT A FRIVOLOUS LAW SUIT HAS BEEN INITIATED, THEN SUBJECT TO THE RULING OF AN ARBITRATOR, RULE 11 MAY APPLY.

25.	APPROVAL. Whenever prior approval or consent is required in this Agreement, the approval or consent shall be memorialized in writing.

26.	PUBLICITY. Neither party, without the prior written consent of the other party, will make any news release or other public statement or disclosure regarding the existence of the terms and conditions of all or any part of this Agreement or any discussions or negotiations relating thereto, except as may be required by applicable securities laws, but only upon reasonable advance notice to, and consultation with, the other party.

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27.	FORCE MAJEURE. Neither Party shall be liable to the other Party or be deemed to be in breach of this Agreement by reason of any Excusable Delay. A Party experiencing an Excusable Delay in its performance shall immediately notify the other Party by telephone (to be confirmed in writing within three days after the inception of the Excusable Delay) and shall describe in reasonable detail the circumstances causing such Excusable Delay. The Party experiencing Excusable Delay shall be excused from performance of such obligations so affected by the Excusable Delay event for the period during which the Excusable Delay event continues and for such time thereafter as is reasonably necessary to overcome the effects of such Excusable Delay. Both Parties shall use all commercially reasonable efforts to overcome or work around the Excusable Delay event as soon as reasonably practicable. The term “Excusable Delay” shall mean a delay in performance or failure to perform which is due to an event beyond the reasonable control of a Party and shall include, without limitation, (a) acts of God, weather conditions, explosion, flood, earthquake, or fire; (b) war or threat of war, sabotaging, riot, revolution, civil disturbance or requisition; (c) acts, restrictions, regulations, prohibitions or measures of any kind on the part of any governmental authority; (d) import and export regulations or embargos; or (e) strikes, lockouts, or other industrial actions or trade disputes.

28.	CHOICE OF LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York for contracts executed and to be performed entirely in such State.

29.	ARBITRATION. The parties shall use their commercially reasonable efforts to resolve any disputes, controversies or claims arising out of, in connection with, or in relation to this Agreement, or the breach thereof (each, a “Dispute”). If SP and ATS cannot resolve any Dispute to their mutual satisfaction within a thirty (30) day period after the commencement of such efforts, then, in each such instance, the Dispute shall be submitted to binding arbitration pursuant to the rules of the American Arbitration Association before one arbitrator selected jointly by the ATS and SP; provided, however, that if the parties fail to select an arbitrator within thirty (30) days after initiation of arbitration, the American Arbitration Association shall make such selection. The arbitrator shall be governed by the laws of the State of New York in the settlement of any dispute submitted to him or her. The arbitration shall be held in the County and City of New York. The arbitrator’s award shall be final and judgment may be entered upon it in any court having jurisdiction thereof. Arbitration as provided in this paragraph 29 shall be the sole and exclusive remedy for any Dispute.

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30.	ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, negotiations, representations, commitments writings and all other communications between the parties, both oral and written. No change, amendment, modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by an authorized signatory of both parties hereto.

31.	NOTICE. Any notice required to be given by either party to the other shall be deemed given upon receipt only when mailed first class mail or by nationally recognized overnight courier service, duly addressed and with proper postage, if in writing addressed to the party to whom notice is being given at the address of such party set forth above.

32.	ASSIGNMENT. This Agreement is not assignable by either party hereto without the consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement to any of its affiliates or subsidiaries without the consent of the other Party; provided that the party assigning the Agreement shall remain liable for the performance of such affiliate or subsidiary.

33.	SEVERABILITY/WAIVER. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement. No waiver by any party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

34.	EXPORT COMPLIANCE. ATS agrees to comply with all applicable export control legislation. Certain parts of the ATS System may be subject to United States export laws prior to import to or export from another country in accordance with the Export Administration Regulations. ATS agrees to comply with such laws and regulations. Diversion contrary to U.S. law is prohibited and will be a breach of this Agreement.

35.	SURVIVAL. The representations, warranties, limitations of liability, confidentiality, accrued payment obligations, and indemnities set forth in this Agreement shall survive the expiration or other termination hereof.

36.	EXECUTION. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all counterparts shall constitute

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but one and the same instrument, sufficient evidence of which for all purposes shall be any set containing counterparts executed by both Parties. The Parties agree that such counterparts may delivered by facsimile and that such facsimile counterparts shall evidence a binding agreement.

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Please acknowledge your acceptance of the above Agreement by signing where indicated below.

Sincerely,

American Telecom Services Inc.

By:

Adam Somer, President Communications Services

Date:

AGREED TO AND ACCEPTED:

SUNROCKET, INC.

By:

Name, Title:

Date:

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Appendix A: The ATS System

The ATS System is a multi-handset cordless broadband phone. The master unit connects directly, using an RJ-45 connection, into the End User’s modem or router. Each master unit is able to connect with multiple extension handsets. The extension handsets receive their network connection by communicating with the master unit using radio. Their bases only serve to re-charge their battery. This phone, and future phones within this classification includes systems that have multiple handset configurations regardless of the radio technology that is used.

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Appendix B: Agent Fees

The following table sets forth the Agent Fee schedule for payments to be made by SP to ATS:

$24.95 & $199 Plans (Signature Edition)	Strategic Accounts	Non-Strategic Accounts
2005	$50, plus 50% of retailer agent fees after the first $10, up to a maximum retailer agent fee of $90. (Maximum SP fee: $90)	$50, plus 50% of retailer agent fees after the first $30, up to a maximum retailer agent fee of $70. (Maximum SP fee: $70)

2006 and beyond	$50, plus 50% of retailer agent fees after the first $30, up to a maximum retailer agent fee of $70. (Identical to “Non-Strategic Accounts”.)	Same as above

$9.95 & $99 Plans Limited Edition	Strategic Accounts	Non-Strategic Accounts
2005 and beyond	The lesser of $60 or the fee that would apply for the $24.95 & $199 plans	Same as Strategic Accounts

2006 and beyond	$50	Same as Strategic Accounts

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Appendix C: Rate Plans

The following rate plans will be available to SP and ATS Service users on the Effective Date:

[Subject to a request for confidential treatment; Separately filed with the Commission]

Signature Edition: $24.95 per month

•	Unlimited outbound minutes to U.S. & Canada

•	$3 monthly allowance for International calls

•	Unlimited inbound minutes

•	Two U.S. phone numbers with voicemail

•	12+ free calling features**

•	Two free Directory Assistance calls each month

•	Enhanced 911 (where available)

•	Bottom-Line Pricing (no extra charges for taxes or fees)

•	Options:

•	Extra phone number with voicemail ($3/month)

Annual Edition: $199.00 per year*

•	Unlimited outbound minutes to U.S. & Canada

•	$3 monthly allowance for International calls

•	Unlimited inbound minutes

•	Two U.S. phone numbers with voicemail

•	12+ free calling features**

•	Two free Directory Assistance calls each month

•	Enhanced 911 (where available)

•	Bottom-Line Pricing (no extra charges for taxes or fees)

•	Options:

•	Extra phone number with voicemail ($30/year)

E	Customer canceling early will receive a prorated credit card refund for full unused months.

[Subject to a request for confidential treatment; Separately filed with the Commission]

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Appendix D: General Functions

1.	Incoming Call Rate Centers, Area Codes and Geographic Availability

The Service is designed for End Users who use the Service in geographic locations for which SP can provide Enhanced 911 (E911) emergency support, which will initially be limited to the geographic coverage region for the rate centers associated with the available SP phone numbers. Enhanced 911 provides access to emergency dispatch operators, who will automatically receive location and call-back information with the call.

By the date of the pilot program described in Section 14, SP will provide coverage to a minimum of 1,500 rate centers in the U.S. By the date of the full commercial launch described in Section 14, SP will provide coverage to a minimum of 2,500 rate centers in the U.S. At the request of ATS, SP will make commercially reasonable efforts to expand the service coverage to geographic areas associated with key retailer locations.

2.	Local Number Portability

Local number portability (the service that allows consumers to have their phone number moved from their previous service provider to SP) is currently available to all users in serviceable areas provided that the consumer’s existing provider supports this function. Local number portability will continue to be made available to all users in serviceable areas and will be made available to existing users as it becomes possible in their area.

3.	Reporting

a.	Service Usage

SP will provide ATS with reports, bi-weekly, available online, in an extensible format, reporting the vendor, the customer area code and exchange, the amount that the customer charged during that period and the total amount charged by that user in a month to date and year to date report. Charges will be broken down to show what charges are related to the basic service plan and which charges are related to additional services.

The following diagram shows the expected view to be represented in the report:

Vendor	Customer Area - code &Exchange	Basic services $ Charged (period) Below *	Basic services $ Charged (Total-life of account) Below *	Additional services $ Charged (period) Below *	Additional services $ Charged (Total-life of account) Below *	Basic services $ Charged (period) Above *	Basic services $ Charged (Total-life of account) Above *	Additional services $ Charged (period) Above *	Additional services $ Charged (Total-life of account) Above *
*	*	*	*	*	*	*	*	*	*

*	[Subject to a request for confidential treatment; Separately filed with the Commission]

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In addition, from time to time, ATS may identify additional reports to be generated by SP and delivered to ATS on an ad hoc or periodic basis.

b.	Deactivated Accounts

SP will provide ATS with a report, bi-weekly, available online, in extensible format, detailing the number of deactivated Accounts and specifying to the best of its ability, the reason for each deactivation.

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Appendix E: Service Obligations

All customer services issues will first be directed to SR customer service via web, email or telephone. SR will handle all issues related to technical support, billing and general customer service and will use its commercially reasonable efforts to provide this service in accordance with its current service level standards of operation. SR’s current customer service level standards are as follows:

Hours of operation:
Billing, General Customer
And Technical issues:	8 a.m. to 12 p.m. Monday to Friday
8 a.m. to 12 p.m. Saturday
8 a.m. to 12p.m. Sunday

Hold times:	80% of all customer calls will be answered within 90 seconds with a maximum hold time average in any 24 hour period of 10 minutes

E-mail response time:	Max: 24 Hours (not including auto-responder)

In the event that for any reason SR provided customer service does not comply with the levels of service described above, SR will take immediate action to rectify and improve the level of service to be consistent with existing standards. Maximum “hold times” above mentioned will not include aggregate hold times as a result of a required transfer of customer service to ATS as described below.

When a customer inquiry is received that involves issues or problems related to the products provided by ATS, SR will use its commercially reasonable efforts to troubleshoot the problem using troubleshooting guidelines provided by ATS. ATS aggress to provide ongoing training and support to SR customer service representatives in an effort to equip them to answers questions related to ATS products.

Product (ATS) Returns:

ATS agrees to handle all aspects of ATS product returns regardless of the reason for the return. In no instance shall SR be required to take physical possession of or remedy defects or other issues related to ATS devices or products. In the event SR inadvertently receives ATS product returns, SR will immediately forward the returns to ATS at the location specified by ATS. Additionally, in the event SR receives a request to accept return of an ATS product, the request will be forwarded to ATS for resolution following the 2nd level support escalation described above.

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Appendix F: Services

•	Additional local numbers

•	Additional remote numbers

•	Enhanced fax

•	International calling

•	Mobile services

•	Ring tones

•	Directory assistance

•	Broadband data

•	Voice mail

•	Extra domestic minutes (long distance and local)

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Appendix G: Retailers

•	Best Buy

•	Target

•	Wal-Mart

•	Fry’s

•	CVS

•	Walgreen’s

•	Brooks/Eckerds

•	Rite Aid

•	Long’s

•	Kmart/Sears (distributor Transzact)

•	Comp USA

•	JC Penney

•	JC Penney Direct

•	Duane Reade

•	L&R Distribution

•	Bed Bath and Beyond

•	Linens and Things

•	Benny’s

•	BJ’s

•	Costco

•	Sam’s Club

•	Big Y Food

•	Ralph’s Food

•	Kroger

•	Albertsons

•	Federated Department Stores

•	Circuit City

•	Mervyns

•	Radio Shack

•	QVC

•	HSN

•	NBC/Value Vision

•	Shop@Home

•	AARP

•	Tiger Direct

•	Office Depot

•	Office Max

•	Staples

•	Home Depot

•	Lowe’s

•	M Block

•	Meijer

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•	Publix

•	Amazon.com

•	Staples

•	Stop N Shop

•	Wakefern

•	Pathmark

•	Kohls

•	dot.com affiliate of traditional mass market retailer

•	Brands Mart

•	Hi Fi Buys

•	Fred Meyers

•	Safeway

•	Sharper Image

•	Buy.com

•	J&R Music

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Appendix H: Insurance

Within ten (10) business days of Effective Date:

•	$1 million minimum per occurrence

•	Aggregate of not less than $2 million

Each Party will name the other Party as an insured party under this policy by the date stipulated above.

By September 1, 2005:

•	$3 million minimum per occurrence

•	Aggregate of not less than $20 million

Each Party will name the other Party as an insured party under this policy by the date stipulated above.

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Appendix I: SunRocket Terms of Service

SunRocket Subscriber Agreement

This is an agreement (“Agreement”) between SunRocket, Inc. (“we”, “us” or “SunRocket”) and you, an end user (“you” or “user”) of SunRocket’s Personal Internet Phone Service (the “Service”) as described herein. By establishing, activating, using or paying for the Service, you acknowledge that you have read and understood these terms, you agree to the terms and conditions in this Agreement, and you represent that you are of legal age to enter this Agreement and become bound by its terms, including those pertinent to 911 Emergency Dialing, and to the prices, charges and conditions provided to you in association with your enrollment, including marketing materials and the SunRocket website, which are incorporated herein by reference. This Agreement governs the Service and any device, website or software used in conjunction with the Service.

Service Requirements. The Service requires a telephone adapter (the “Adapter”) obtained through SunRocket or a third party that allows you to place and receive calls through a regular telephone by using your high-speed Internet connection. SunRocket does not provide or support your high-speed Internet connection, which you need to supply at your own expense. We recommend that your high-speed connection has a capacity of at least 90 Kbps upstream and downstream. Since the Service depends on your high-speed connection, the correct configuration of the Adapter, and an adequate power supply, SunRocket does not guarantee continuous availability. You acknowledge and understand that the Service will not function in the absence of electrical power or if there is an interruption of your high-speed Internet connection. A power failure may require you to reset or reconfigure equipment in order to restore the Service.

Service Limitations. You understand and acknowledge that the Service may not be compatible with all non-voice communications equipment, including but not limited to, home security systems, medical monitoring equipment, fax machines, satellite television systems and computer modems. You waive any claim against SunRocket for interference or disruption of such services and equipment.

Service Term. The Service is offered on a month-to-month basis, beginning on the date SunRocket activates Service, and terms of this Agreement automatically renew on a monthly basis. SunRocket also offers the Service for twelve consecutive months pursuant to the optional SunRocket Annual EditionSM, described in greater detail below. You may cancel the Service at any time by contacting SunRocket according to the procedure described on the SunRocket website. If you cancel Service prior to the end of a monthly term, you will be responsible for paying the full month’s charges to the end of the then-current monthly term, including applicable fees and usage charges. Expiration of the term or cancellation of Service does not excuse you from paying all unpaid, accrued charges due in relation to the Agreement. You will not receive a partial credit for any prepaid monthly service charge for any days remaining in your cancellation month.

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Your Responsibility. You acknowledge and agree that you are fully responsible for all use on your account, and you accept full liability and responsibility for the actions of anyone who uses the Service via your account with or without your permission. You should safeguard your usernames and passwords, as well as the identifier of the Adapter (referred to as the “MAC address”) which SunRocket uses to authenticate usage on your account. Some of your calls may be transmitted over the public Internet, and you acknowledge that you are aware that the Internet is not a secure network, and that third parties may be able to intercept, monitor, or corrupt information you transmit over the Internet.

911 EMERGENCY DIALING

PLEASE READ THIS INFORMATION REGARDING 911 VERY CAREFULLY. BY ACTIVATING AND PAYING FOR THE SERVICE, YOU ACKNOWLEDGE AND AGREE TO THE LIMITATIONS OF SUNROCKET 911 EMERGENCY DIALING SERVICE, AND UNDERSTAND THE DISTINCTIONS BETWEEN SUCH SERVICE AND TRADITIONAL 911 or E911 CALLS. You agree to notify any user who may place calls using your Service, including any household residents or guests who may be present in your household, of the limitations of SunRocket 911 Emergency Dialing. We recommend that you maintain an alternative means of accessing emergency services in the event of Service disruption for any reason.

SunRocket 911 Service. SunRocket 911 Emergency Dialing is not available in all areas. To activate this service where available, you must register the physical location of your Adapter with SunRocket, and that location must be within the geographic serving area of a Public Safety Answering Point (“PSAP”) to which SunRocket has enabled for this service. If you fail to activate and properly configure 911 Emergency Dialing, the Service will not support 911 Emergency Dialing, and you acknowledge and agree to this requirement. 911 Emergency Dialing will not function until you receive notification from SunRocket, via electronic mail, website notation or some other means, that 911 Emergency Dialing has been successfully enabled for your Service, and you acknowledge and agree to this requirement.

Service Address. You provide the address for which you are ordering the Service (“Service Address”) during the registration process, which will be utilized by SunRocket in the establishment and operation of 911 Emergency Dialing as part of the Service. Failure to provide the correct and proper Service Address may result in misdirecting 911 calls to the incorrect PSAP or emergency operator and/or the failure to reach the correct location and render emergency service when requested. You acknowledge that 911 dialing will not function properly if you move your Adapter to another Service Address, either temporarily or permanently, unless the new Service Address has been properly recorded and is in an area for which SunRocket provides 911 Emergency Dialing. You may change your Service Address by following the procedures specified on the SunRocket website. The change of Service Address will not be effective until the change has been confirmed to you by SunRocket, via email or other written correspondence. Change of Service Address will take a minimum of ten business days to properly update the 911 emergency databases.

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Enhanced 911 (“E911”). In certain areas in which SunRocket provides 911 Emergency Dialing, SunRocket provides E911 capabilities, if you have activated and properly configured 911 Emergency Dialing. When the caller dials 911 on a SunRocket-enabled phone with E911 service, SunRocket will automatically deliver the location information you provided at the time of activation, or as subsequently and properly updated, validated and acknowledged by SunRocket, to the PSAP with the 911 call. If the location information you provided is incorrect, the emergency call may be misdirected to a PSAP that does not serve your location, which as a result may be unable to render sufficient emergency service. You acknowledge that you are solely responsible for maintaining accurate physical location information on your SunRocket account. If you move your SunRocket equipment to another location, you must update your Service Address in accordance with the instructions on the SunRocket website.

Basic 911. In some areas in which SunRocket provides 911 Emergency Dialing, SunRocket may not support E911, and your physical location information may not be automatically delivered to the PSAP with the 911 call. The PSAP or local emergency dispatcher receiving a non-E911 emergency call may not be able to capture and/or retain automatic number or location information. This means that the dispatcher may not know the phone number or physical location of the person who is making the 911 call. Therefore, a caller dialing 911 using SunRocket may need to immediately tell the dispatcher the location of the emergency, and the caller must not prematurely disconnect the line, since the dispatcher may not have the phone number to call back the caller. If the caller is unable to speak or sufficiently describe the location, the emergency dispatcher may not be able to render emergency service to the appropriate location.

911 Service Limitations. 911 Emergency Dialing will not function if the Adapter is not configured correctly or if your SunRocket Service is not functioning for any reason, including, but not limited to, a power outage, high-speed service outage, or any suspension or disconnection of your SunRocket Service. If there is a power outage, you may be required to reset or reconfigure your equipment in order to reactivate SunRocket Service, including 911 Emergency Dialing. For technical reasons associated with the possibility of network congestion in the event of a local disaster, there is a greater possibility that a SunRocket 911 call will produce a busy signal, fail to be completed, or experience longer connection times, as compared to traditional 911 calls.

Acknowledgement. You understand and acknowledge that SunRocket 911 Emergency Dialing has certain characteristics that distinguish it from traditional, legacy, circuit-switched 911 service. These characteristics may make SunRocket unsuitable to some users. You should carefully evaluate your circumstances when deciding to activate SunRocket service. You acknowledge that it is your responsibility to determine the technology or combination of technologies best suited to meet your emergency calling needs, and to make the necessary provisions for access to emergency calling services, such as maintaining a conventional phone line or wireless phone as a backup means of completing emergency calls.

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Suspension of Your Account. You acknowledge and understand that a Service outage due to suspension of your account as a result of billing issues or any other reason, including, but not limited to, those reasons described elsewhere in this Agreement, will prevent all service, including Emergency 911 Dialing.

Indemnification. You acknowledge and understand that SunRocket will not be liable for any Service outage and/or inability to dial 911 using SunRocket or to access an emergency service personnel due to the characteristics and limitation of SunRocket Service set forth in this document. You agree to defend, indemnify, and hold harmless SunRocket, its officers, directors, employees, affiliates and agents and any other service provider who furnishes services to you in connection with the Service, from any and all claims, losses, damages, fines, penalties, costs and expenses (including, without limitation, reasonable attorney fees) by, or on behalf of, you or any third party user of the Service relating to the failure or outage of the Service, including those related to 911 dialing. You acknowledge that SunRocket does not offer Lifeline service, and that we strongly recommend that you always have an alternative means of accessing emergency service. This provision supplements the general indemnification provision found below.

USE OF SERVICE

Resale and Transfer. You are expressly prohibited from reselling or transferring the Service, equipment and/or software to any other person for any purpose, without express written permission from SunRocket in advance.

Residential Use. The Service is intended for residential use. You are expressly prohibited from using the Service for autodialing, telemarketing (including without limitation charitable or political solicitation or polling), continuous or extensive call forwarding, fax broadcast, fax blasting or any other activity that results in excessive usage inconsistent with normal residential or home office usage patterns. If SunRocket determines, in its sole discretion, that you are reselling the Service, allowing persons residing outside of your household to regularly use the Service, or that your Service is being used for any of the aforementioned activities, SunRocket reserves the right to immediately terminate without notice or modify the Service and to assess additional charges for each month in which excessive usage occurred.

Calling Limitations. SunRocket does not support certain call types offered by traditional phone services, including, but not limited to, 0+ calling (including without limitation collect or third party billing), 900 and 976 calls and 10-10 “dial-around” calls. The Service may not support 311, 511 and/or other x11 services (other than 911 and 411) in some or all Service areas.

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Local Number Portability. If you transfer an existing phone number which is currently subscribed to a carrier other than SunRocket, the following terms and conditions apply: (1) you hereby authorize SunRocket to notify your local telephone company of your decision to switch your local services to SunRocket and to transfer your telephone number, and represent that you are authorized to take this action; (2) you acknowledge and agree that you must successfully install and activate your Adapter prior to the date that the number switch becomes effective; and (3) SunRocket has the right to refuse to import a number if, in its sole discretion, it does not have the infrastructure to support the number.

Network Disruption. You are expressly prohibited from any use of the Service or any other action that causes a disruption in the network integrity of SunRocket or its vendors, whether directly or indirectly. SunRocket, in its sole discretion, may terminate your Service without advance notice if it determines you are responsible for such disruptions.

Telephone Number. You may not sell any telephone number assigned by SunRocket (“Number”). Upon termination of the Service, SunRocket may, in its sole discretion, release a Number that was ported in from a previous service provider to SunRocket by you and used in connection with your Service provisioned by SunRocket to your new service provider, if such new service provider is able to accept such Number, provided that your entire account has been terminated, that you have paid all charges due to SunRocket, and that you request the transfer upon terminating your account.

Use Outside the United States. The Service is intended for use in the United States. If you remove the Adapter to a country other than the United States, you do so at your sole risk, including the risk that such activity violates local laws in the country where you do so. Use of the Service is expressly prohibited wherever its use violates local laws, and you are personally liable for any such violations. SunRocket reserves the right to terminate your Service immediately and without notice if it determines that you are using the Service in violation of applicable local laws.

Unlawful Use. You agree to use the Service only for lawful purposes. You are expressly prohibited from using the Service to transmit or receive any communication or material of any kind when in SunRocket’s sole judgment the transmission, receipt or possession of such communication or material would constitute, or encourages conduct that would constitute, a criminal offense, give rise to a civil liability, or otherwise violate any applicable laws. You are expressly prohibited from using the Service or Adapter for any abusive or fraudulent purpose, including using the Service in a way that interferes with our ability to provide Service to you or other customers or avoids your obligation to pay for communications services. SunRocket, in its sole discretion, may terminate your Service without advance notice if it believes you have violated the aforementioned restrictions. You are liable for any and all use of the Service by any person using the Service provided to you and agree to indemnify and hold harmless SunRocket against any and all liability for any such use. If SunRocket, in its sole discretion, believes that you have violated the aforementioned restrictions, SunRocket may forward personally identifiable information to the appropriate authorities for investigation and prosecution and you hereby consent to such forwarding.

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Tampering. You agree not to change the electronic serial number or equipment identifier of the Adapter, or to perform a factory reset of the Adapter, without express written permission from SunRocket in each instance which SunRocket, in its sole discretion, may deny. You agree not to disrupt the Service or make any use of the Service that is inconsistent with its intended purpose or to attempt to do so. SunRocket, in its sole discretion, may terminate your Service without advance notice should you tamper with the device. Theft of Service. You agree to notify SunRocket immediately if the Adapter is stolen or if you become aware at any time that your Service is being stolen or fraudulently used. You must provide a detailed description of the circumstances of the theft or stolen or fraudulent use of the Service and supply any additional documentation reasonably requested by SunRocket. Failure to do so in a timely manner may result in the termination of your Service and additional charges.

Alternative Interface Devices. If you decide to use the Service through an interface device not provided or supported by SunRocket, which SunRocket reserves the exclusive right to prohibit, you warrant and represent that you possess all required rights, including software and/or firmware licenses, to use that interface device with the Service and you will indemnify and hold harmless SunRocket and its vendors against any and all liability arising out of your use of such alternative interface device with the Service. SunRocket has no obligation to support or service the use of such alternative interface devices in any way, and in its sole discretion may decline to provide the configuration information required to allow the device to effectuate the Service.

Copyright, Trademark, and Unauthorized Use. The Service and Adapter and any firmware or software used to provide the Service or provided to you in conjunction with providing the Service, or embedded in the Adapter, and all Services, information, documents and materials on SunRocket’s website are protected by copyright, trademark or other intellectual property laws and international treaty provisions. All websites, corporate names, service marks, trademarks, trade names, logos and domain names (collectively “Marks”) of SunRocket are and shall remain the exclusive property of SunRocket and nothing in this Agreement shall grant you the right or license to use such Marks. You acknowledge that you are not given any license to use the firmware or software used to provide the Service or provided to you in conjunction with providing the Service, or embedded in the Adapter, other than a nontransferable, revocable license to use such firmware or software strictly in accordance with the terms and conditions of the Agreement, and that the Adapter is exclusively for use in connection with the Service.

Audit and Law Enforcement. SunRocket reserves the right to audit your use of the Service to enforce the provisions of this Agreement. SunRocket reserves the right to track and monitor your Service and usage subject to the requirements of the United States Patriot Act and other laws and appropriate law enforcement processes. You acknowledge and agree that this Agreement is sufficient notice to you of such monitoring to the extent any notice is required under applicable federal or state law.

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CHARGES AND PAYMENTS

Billing. You must provide a valid credit card number when the Service is activated. You authorize SunRocket to charge automatically to your credit card any amounts payable by you in connection with your use of the Service. Your right to use the Service is subject to any limits established by your credit card issuer. Your charges and credits issued will appear on an online billing statement that you may access from the SunRocket website. You give SunRocket permission to obtain authorization for use of your credit card from your credit card issuer. If the card expires, you close your credit card account, your billing address changes, or the card is cancelled and replaced owing to loss or theft, you must advise SunRocket at once. Your initial use of the Service authorizes SunRocket to charge the credit card account number on file with SunRocket, updated by any changed information related to card expiration, replacement, or substitution. This authorization remains valid until 30 days after SunRocket receives your notice to terminate SunRocket’s authority to charge your credit card, whereupon SunRocket will charge you for any outstanding charges and terminate the Service. SunRocket bills all charges and applicable taxes monthly in advance (except for usage-based charges, which will be billed monthly in arrears, plus any other charges which SunRocket chooses to bill in arrears) to your credit card or other then-authorized payment option. SunRocket reserves the right to bill at more frequent intervals if the amount due at any time exceeds $50. All charges will be billed according to the rates and terms set forth in published materials and found on the SunRocket website.

Commencement of Billing. You understand that you are responsible for self-installation of the Adapter and any configuration of the Service once you receive the Adapter. If the Adapter is shipped to you by SunRocket, your Service is considered active five days after the shipment date or on the day you activate the Service, whichever comes first (the “Activation Date”). You are encouraged to promptly complete installation of the Service since you will be responsible for full payment for the charges on your SunRocket bill even if you have not yet installed the Adapter and used the Service at the time the bill is rendered.

Risk-Free Trial Guarantee. From time to time, SunRocket may offer a Risk-Free Trial Guarantee (“Trial Guarantee”), the duration (the “Trial Period”) and terms of which may vary according to the terms of specific sales promotions as described in the promotional literature or on the website, which is applicable only to your first-ordered account. (You will not qualify for the Trial Guarantee program if you cancel and subsequently re-establish a SunRocket account at the same or another location.) Under the terms of this Trial Guarantee, if it applies, SunRocket may refund some or all charges, excluding applicable taxes, provided the terms described below are satisfied. SunRocket reserves the right to terminate or revoke this Trial Guarantee at any time, without prior notice. In order to be entitled to this program, you must: (1) cancel the Service within the specified number of days in the Trial Period after the Activation Date; and (2) return the Adapter(s) undamaged and in original condition within seven days of Service cancellation, with all original packaging, documentation and accessory materials. No refund of usage charges will apply, including but not limited to, international calling and directory assistance

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charges. Equipment must be returned with a valid return authorization number obtained from SunRocket customer service, following prescribed procedures. You are responsible for the cost and risk of return shipping, unless otherwise specified in the terms of the promotional offer that applied to your enrollment and activation.

SunRocket Annual EditionSM. The annual service fee associated with the optional SunRocket Annual EditionSM plan represents payment for twelve consecutive months of Service commencing on the Activation Date. You will be responsible for any additional charges for services or usage not covered by the plan, billed on a monthly basis. If you cancel the Service prior to the end of the annual period, you will receive a refund on a prorated fee basis for remaining full month periods, less outstanding charges. At the conclusion of the annual period, your Service will automatically revert to the month-to-month plan covering the equivalent service features, unless you choose to renew the SunRocket Annual EditionSM at the then-current renewal price.

Price and Price Changes. Prices and charges relating to the Service are posted on the SunRocket website. We may change the prices and charges for the Service from time to time. We may decrease prices without providing advance notice. Increases to the prices or charges for the Service are effective no sooner than fifteen days (1) after posted on the SunRocket website or (2) you are otherwise notified of the changes.

Failure to Pay. We may suspend, restrict, or cancel the Services and this Agreement, if you do not make payments for current or prior bills by the required due date. Service suspension or cancellation will result in your loss of the number associated with the Service.

Late Payment Charge. We may add interest charges to any past-due amounts at the lower of 1.5% per month or the maximum rate allowed by law, prorated for each day payment is past due. Acceptance of late or partial payments (even if marked “Paid in Full” or with other restrictions) shall not waive any of our rights to collect the full amount of your charges for the Service. You agree to reimburse us for reasonable attorneys’ fees and any other costs associated with collecting delinquent or dishonored payments. If charges cannot be processed through your credit card, we will charge you an additional $15.00. If the state where you receive the Service requires a different fee, we will charge you that amount.

Taxes. You are responsible for, and must pay, any applicable federal, state, local or other governmental sales, use, excise, public utility or other taxes, fees or charges now in force or enacted in the future, that arise from or as a result of your subscription or use or payment for the Service or associated equipment. These amounts are in addition to payment for the Service or equipment and will be billed to your credit card as set forth in this Agreement. If you are exempt from payment of such charges, you must provide documentation satisfactory to us that you are exempt. Tax exemption will only apply from and after the date SunRocket receives this documentation. Taxes will be in the amounts specified by federal, state and local authorities.

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SunRocket Bottom-Line PricingSM. If your service plan qualifies for SunRocket Bottom-Line PricingSM, all applicable federal, state, local or other governmental taxes and charges will be included in the Bottom-Line Price specified for your service plan. The specified Bottom-Line Price represents the sum of SunRocket effective charges and all applicable governmental charges. Service plans qualifying for SunRocket Bottom-Line PricingSM are not available where prohibited by law. Service Interruption. You acknowledge and agree that credit allowances for interruption of the Service will not be provided.

Billing Disputes. You must notify SunRocket within seven days after receiving your credit card statement if you dispute any SunRocket charges on that statement or such dispute will be deemed waived.

SERVICE CANCELLATION

You may cancel the Service at any time by notifying SunRocket according to the procedures given on the SunRocket website. You remain fully liable for accrued charges outstanding at the time of termination, and you authorize SunRocket to process these charges to your credit card. If you received an Adapter directly from SunRocket at no additional charge and you cancel your SunRocket Service within one year of the Activation Date, SunRocket reserves the right to request that you return the equipment to us at our expense.

INDEMNIFICATION

You agree to defend, indemnify, and hold SunRocket, its affiliates, and agents and any other service provider who furnishes services to you or enables us to furnish services to you in connection with this Agreement or the Service, harmless from claims or damages relating to or arising out of the Service, the Adapter or its installation, or this Agreement, including, but not limited to, 911 Emergency Dialing or dialing associated with a security system.

You agree that SunRocket should not be and is not responsible for any third party claims against us that arise from your use of the Service. Further, you agree to reimburse us for all of our costs and expenses related to the defense of any such claims, including attorneys’ fees, unless such claims are based on our willful misconduct or gross negligence.

LIMITATIONS OF LIABILITY

BY ENROLLING IN, ACTIVATING, USING OR PAYING FOR THE SERVICE, YOU AGREE THAT YOU HAVE READ THIS AGREEMENT AND UNDERSTAND THE LIMITATIONS OF SUNROCKET SERVICE DESCRIBED HEREIN.

SUNROCKET’S LIABILITY TO YOU ON ACCOUNT OF ANY ACT OR OMISSION OF SUNROCKET RELATED TO THIS AGREEMENT, INCLUDING ACTS OR

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OMISSIONS RELATED TO 911 EMERGENCY DIALING, SHALL BE LIMITED TO ACTUAL DAMAGE TO REAL OR TANGIBLE PERSONAL PROPERTY, OR BODILY INJURY OR DEATH PROXIMATELY CAUSED BY SUNROCKET’S INTENTIONAL MISCONDUCT OR RECKLESSNESS. EXCEPT FOR DAMAGES THAT ARE THE DIRECT RESULT OF SUNROCKET’S WILLFUL OR INTENTIONAL MISCONDUCT, YOU WILL NOT BE ENTITLED TO ANY OTHER DAMAGES, INCLUDING INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, REGARDLESS OF THE FORM OF ACTION. SUNROCKET AND OUR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONTRACTORS AND REPRESENTATIVES WILL HAVE NO LIABILITY WHATSOEVER FOR ANY DAMAGES OR MODIFICATIONS TO, OR LOSS OR DESTRUCTION OF, ANY OF YOUR SOFTWARE, FILES, DATA OR PERIPHERALS. FURTHERMORE, AND NOTWITHSTANDING THE FOREGOING, IN NO CIRCUMSTANCES WILL THE AGGREGATE LIABILITY OF SUNROCKET OR ITS AFFILIATES ARISING WITH RESPECT TO THIS AGREEMENT EXCEED THE TOTAL AMOUNTS PAID BY USER IN THE TWELVE MONTHS UNDER THIS AGREEMENT IMMEDIATELY PRECEDING THE CLAIM.

WARRANTY LIMITATIONS

EXCEPT FOR THE LIMITED WARRANTY SET FORTH IN THE MATERIALS ACCOMPANYING THE EQUIPMENT, WE MAKE NO WARRANTIES OF ANY KIND REGARDING THE SERVICE, ADPATER, OR ANY OTHER EQUIPMENT AND EXPRESSLY DISCLAIM ANY IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT, OR ANY WARRANTIES THAT THE SERVICE WILL MEET CUSTOMER REQUIREMENTS. WE ALSO MAKE NO WARRANTY THAT THE SERVICE WILL BE UNINTERRUPTED OR ERROR FREE. WE DO NOT AUTHORIZE ANYONE, INCLUDING, BUT NOT LIMITED TO, SUNROCKET EMPLOYEES, AGENTS, OR REPRESENTATIVES, TO MAKE A WARRANTY OF ANY KIND ON OUR BEHALF AND YOU SHOULD NOT RELY ON ANY SUCH STATEMENT.

DISPUTE RESOLUTION BY BINDING ARBITRATION

IT IS IMPORTANT THAT YOU READ THIS ENTIRE SECTION CAREFULLY. THIS SECTION PROVIDES FOR RESOLUTION OF DISPUTES THROUGH FINAL AND BINDING ARBITRATION BEFORE A NEUTRAL ARBITRATOR INSTEAD OF IN A COURT BY A JUDGE OR JURY OR THROUGH A CLASS ACTION.

Any dispute or claim between you and SunRocket arising out of or relating in any way to the Service or the Adapter provided in connection with this Agreement shall be resolved by arbitration before a single arbitrator administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The arbitrator’s decision shall be final and binding. In conducting the arbitration and making any award,

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the arbitrator shall be bound by and strictly enforce the terms of this Agreement and may not limit, expand, or otherwise modify its terms. Without limiting the foregoing, the parties agree that no arbitrator has the authority to award relief in excess of what this Agreement provides.

NO DISPUTE MAY BE JOINED WITH ANOTHER LAWSUIT, OR IN AN ARBITRATION WITH A DISPUTE OF ANY OTHER PERSON, OR RESOLVED ON A CLASS-WIDE BASIS. THE ARBITRATOR MAY NOT AWARD DAMAGES THAT ARE BARRED BY THIS AGREEMENT, INCLUDING PUNITIVE OR EXEMPLARY DAMAGES OR ATTORNEYS’ FEES. YOU AND SUNROCKET BOTH WAIVE ANY CLAIMS FOR AN AWARD OF DAMAGES THAT ARE EXCLUDED UNDER THIS AGREEMENT.

The arbitration shall be conducted in English in the Commonwealth of Virginia and judgment on the arbitration award may be entered into any court having jurisdiction thereof. Either you or SunRocket may seek any interim or preliminary relief from a court of competent jurisdiction in the Commonwealth of Virginia, necessary to protect the rights or property of you or SunRocket pending the completion of arbitration.

YOU ACKNOWLEDGE THAT THIS ARBITRATION PROVISION CONSTITUTES A WAIVER OF ANY RIGHT TO A JURY TRIAL.

MISCELLANEOUS

General Provisions. This Agreement does not provide any third party with a remedy, claim, or right of reimbursement. Failure by SunRocket to enforce any provision(s) of this Agreement shall not be construed as a waiver of any provision or right. This Agreement, and all other aspects of the use of the Service and the SunRocket website, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law rules. This governing law provision applies no matter where you reside, or where you use or pay for the Service. This Agreement constitutes the entire agreement between us and supersedes all prior agreements, understandings, statements or proposals concerning the Service, including representations, whether written or oral. No written or oral statement, advertisement, or service description not expressly contained in the Agreement will be allowed to contradict, explain, or supplement it. Neither you nor SunRocket is relying on any representations or statements by the other party or any other person that are not included in this Agreement. If any provision in this Agreement is found to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

Events Beyond Our Control. SunRocket will not be responsible to you for any delay, failure in performance, loss or damage due to fire, explosion, power blackout, earthquake, volcanic action, flood, the weather elements, strike, embargo, labor disputes, civil or military authority, war, acts of God, acts or omissions of carriers or suppliers, acts of regulatory or governmental agencies, or other causes beyond our reasonable control.

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Assignment. We can assign all or part of our rights or duties under this Agreement without notifying you. If we do that, we have no further obligations to you. You may not assign this Agreement or the Service without our prior written consent.

Privacy. SunRocket Service utilizes, in whole or in part, the public Internet and third party networks to transmit voice and other communications. SunRocket is not liable for any lack of privacy which may be experienced with regard to the Service. Please refer to our Privacy Policy applicable to you on the SunRocket website for additional information.

Survival. The provisions of this Agreement relating to indemnification (including those relating to 911 Emergency Dialing), limitations on liability, warranty limitations, billings and your obligations to pay for the Service provided, including any additional usage charges, shall survive any termination of this Agreement or termination of the Service.

Changes to this Agreement. SunRocket may change this Agreement from time to time. Any changes will be posted at the Terms of Service section of the SunRocket website, currently located at www.sunrocket.com. Notice will be considered received by you and any such changes will become binding and effective on the date the changes are posted to the SunRocket website, except in the case of changes to the prices or charges, when we will comply with our notice commitments described above. IF YOU CONTINUE TO BE ENROLLED IN, USE, OR PAY FOR THE SERVICE AFTER ANY CHANGES IN THE PRICES, CHARGES, TERMS OR CONDITIONS, YOU AGREE TO THE CHANGES. The Agreement as posted supersedes all previously agreed to electronic and written terms of service.

Where required by law, customers who cancel their service within the first three days, or seven days, as applicable, following acceptance of this Agreement will be refunded all charges incurred with respect to their account.

SunRocket, Inc.

8615 Westwood Center Drive

Vienna, VA 22182

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